UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 13, 2021

SCYNEXIS, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36365	56-2181648
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Evertrust Plaza, 13th Floor

Jersey City, New Jersey 07302-6548

(Address of Principal Executive Offices, and Zip Code)

(201)-884-5485

Registrant’s Telephone Number, Including Area Code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	SCYX	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Loan and Security Agreement

On May 13, 2021 (the “Closing Date”), SCYNEXIS, Inc. entered into a Loan and Security Agreement (the “Loan Agreement”) with Hercules Capital, Inc. (“Hercules”), as administrative agent and collateral agent (in such capacity, the “Agent”) and a lender, and Silicon Valley Bank, as a lender (“SVB,” and collectively with Hercules in such capacity, the “Lenders”) for an aggregate principal amount of up to $60.0 million (the “Term Loan”). Pursuant to the Loan Agreement, the Term Loan is available to SCYNEXIS in four tranches, subject to certain terms and conditions.

Under the terms of the Loan Agreement, SCYNEXIS receives an initial tranche of $20.0 million from the Lenders as part of the closing of the Term Loan facility. The second tranche of the Term Loan, consisting of up to an additional $10.0 million, will become available to SCYNEXIS upon receipt of approval from the Food and Drug Administration of ibrexafungerp for the treatment of vaginal yeast infections (the “First Performance Milestone”) and will be available, if specified conditions are met, during the period beginning on June 1, 2021 through June 30, 2022. The third tranche of the Term Loan, consisting of an additional $5.0 million, will be available to SCYNEXIS upon the achievement of (a) the First Performance Milestone and (b) the protocol-specified primary endpoint, with statistical significance and an acceptable safety profile, from the Phase 3 study of ibrexafungerp in patients with recurrent vulvovaginal candidiasis (the CANDLE study), and will be available, if specified conditions are met, from September 30, 2021 through June 30, 2022. The fourth tranche of the Term Loan, consisting of up to an additional $25.0 million, will be available to SCYNEXIS from January 1, 2022 through December 31, 2023 in $5.0 million increments upon achievement of the First Performance Milestone and subject to certain terms and conditions, including maintaining a ratio of total outstanding Term Loan principal to net product revenues for ibrexafungerp below a certain specified level for a given draw period.

The Term Loan will mature on March 3, 2025 (the “Maturity Date”); provided that, the Maturity Date shall be automatically extended to May 1, 2025 subject to the occurrence of certain conditions set forth in the Loan Agreement. The Term Loan bears interest at a variable annual rate equal to the greater of (a) 9.05% and (b) the Prime Rate (as reported in the Wall Street Journal) plus 5.80% (the “Interest Rate”). SCYNEXIS may make payments of interest only through November 1, 2023, which may be extended to May 1, 2024 upon the achievement of the First Performance Milestone prior to November 1, 2023, and which is further extendable in quarterly increments until the Maturity Date, subject to continued compliance with the financial covenant of the Loan Agreement (the “interest-only period”). After the interest-only period, the principal balance and related interest will be required to be repaid in equal monthly installments and continuing until the Maturity Date.

The Loan Agreement contains customary closing fees, prepayment fees and provisions, events of default, and representations, warranties and covenants, including a financial covenant requiring SCYNEXIS to maintain certain levels of trailing three-month net product revenue solely from the sale of ibrexafungerp commencing on June 30, 2022. The financial covenant will be waived at any time in which SCYNEXIS maintains unrestricted and unencumbered cash in accounts maintained with SVB equal to at least 50.0% of the total outstanding Term Loan principal amount, subject to certain requirements.

Subject to certain exceptions, SCYNEXIS’s obligations under the Loan Agreement are secured by a first priority security interest on substantially all of SCYNEXIS’s personal property, other than intellectual property. SCYNEXIS has agreed not to encumber any of its intellectual property without the Lenders’ prior written consent.

In connection with the entry into the Loan Agreement, SCYNEXIS issued to each of Hercules and SVB a warrant (collectively, the “Warrants”) to purchase shares of SCYNEXIS’s common stock, par value $0.001 per share (the “Shares”).  The amount of shares that may be purchased for the Warrants, collectively between Hercules and SVB, will not exceed 0.04 multiplied by the aggregate amount of the term loan advances, divided by the exercise price of the Warrants.

The description of the Loan Agreement and the Warrants contained herein do not purport to be complete and are qualified in their entirety by reference to the complete text of the Loan Agreement which will be filed as an exhibit to SCYNEXIS’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2021.

2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above regarding the Loan Agreement is incorporated by reference into this Item 2.03.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCYNEXIS, Inc.

Date: May 13, 2021	By:	/s/ Marco Taglietti
	Name:	Marco Taglietti, M.D.
	Its:	Chief Executive Officer